Exhibit 99.1

First Quarter Report

March 31, 2014

June 25, 2014

Dear Shareholders:

With economic conditions showing signs of improvement, including lower unemployment rates, growing consumer confidence and expanding housing markets, first quarter 2014 proved to be a solid start of the year for Uwharrie Capital Corp. Our asset problems, for the most part, appear now to be behind us. Uwharrie Bank’s classified assets, a measurement of problem loans, are one-third the level of just two years ago, reflecting substantial loan quality improvement. Total risk-based capital for the period of 16.41% compares favorably to our peers.

Ongoing operating expenses for first quarter 2014 were down $383 thousand, as compared to first quarter 2013. This is a result of efficiencies gained through the consolidation of our three bank charters and lower expenses with improving asset quality. Net income for the first quarter was $537 thousand. When comparing this to first quarter 2013 income of $763 thousand, it does not appear to be favorable at first glance. However, the make-up of first quarter 2013 earnings had the benefit of a one-time $229 thousand gain from the sale of bank-owned property and $840 thousand from the mortgage refinancing boon that was still taking place. When taking all these factors into consideration, the income reported for first quarter represents earnings from ongoing operations, net of one-time gains and mortgage banking operations, improving $534 thousand. Our first quarter earnings for 2014 reflect a more sustainable source of earnings from a stronger balance sheet. Asset quality, capital and operating expenses have all improved since year-end.

Our biggest challenge now is to find sources of revenue in a recovering economy. Traditionally, community banks’ bread and butter, the main source of income, has been loans. At this point in the recovery, we are not seeing sufficient new loan demand in our local markets to offset the scheduled pay-downs of existing loans on our balance sheet. As a result, total assets declined marginally, down less than 1/2% from year-end, but our cash liquidity is growing (money available to lend). A greater portion of our earning assets is ending up in our securities portfolio, with much lower yields, contributing to a compression of our net interest margin. Moving from problem loans to weak loan demand and the compression of net interest margin is an issue that is common to our industry at this stage of the recovery and not unique to Uwharrie Capital Corp. Total assets at quarter-end March 2014 were $515 million.

One area of growth that does not show up on our balance sheet is the assets under management in our wealth management group. Strategic Investment Advisors continues to provide sound advice and solutions for each customer’s investment of their nest egg. Independent of a slow economic recovery, the growing number of retiring baby boomers continues. Total assets under management at the end of first quarter 2014 were $147 million, which is a 6.52% growth over assets under management at end of first quarter 2013.

Let me close by reminding you to refer your family members, friends and neighbors to Uwharrie Bank and Strategic Investment Advisors. By so doing, you are helping to increase the value of your investment as well as contributing to the creation of greater wealth in the community.

We remain committed to making a difference in the communities we serve. We thank you for your continued investment and for the trust and confidence you have placed in our Company.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer